Exhibit 11

                      Latshaw Enterprises, Inc.
                Primary and Fully Diluted Net Income
                    per Common Share Computation

                                 Year ended       Year ended        Year ended
                                 October 28,      October 29,       October 30,
                                   1995             1994                1993
                                       (In Thousands Except Per Share Data)
Primary
Net income applicable to common
 shareholders                    $1,329           $1,193            $1,190

Weighted average number of
 common shares outstanding
 during the period                  496              492               506
Add - common equivalent shares
 (determined using the "treasury
 stock method") representing
 shares issuable upon the
 exercise of stock options
 granted                             20               20                 3
Weighted average number of
 common and common equivalent
 shares outstanding                 516              512               509

Net income per share              $2.58            $2.33             $2.34

Fully Diluted
Net income                       $1,329           $1,193            $1,190
Add - interest expense of
 convertible subordinated
 debentures                         145              113               113
Net income applicable to
 common shareholders             $1,474           $1,306            $1,303

Weighted average number of
 common shares outstanding
 during the period                  496              492               506
Add - common equivalent shares
 (determined using the "treasury
 stock method") representing
 shares issuable upon the
 exercise of stock options
 granted                             21               23                10
Add - dilutive convertible
 subordinated debentures            500              500               485
                                  1,017            1,015             1,001

Net income per share            $  1.45           $ 1.29            $ 1.30